Exhibit 99.1

CRH Reports Second Quarter 2026 Results

•Strong quarter driven by good commercial management, favorable underlying demand and contributions from acquisitions
•Increases in revenues, profits and margins reflecting continued execution of the CRH Winning Way
•Active portfolio management; continuing to build a higher-growth connected portfolio
•$1.4bn invested in 17 value-accretive acquisitions year-to-date; $8.5bn agreement to acquire Arcosa[1]
•Reinforcing CRH’s position as the leading aggregates & critical infrastructure player in North America
•Outlook positive; expecting another year of growth underpinned by our superior strategy and connected portfolio
•Reaffirming FY26 guidance for Net income ($3.9bn-$4.1bn), Adj. EBITDA* ($8.1bn-$8.5bn) and Diluted EPS ($5.60-$6.05)

NEW YORK (Jul. 30, 2026) – CRH (NYSE: CRH), the leading provider of building materials, today reported second quarter 2026 financial results. Total revenues of $10.8 billion (Q2 2025: $10.2 billion) were 6% ahead of the prior year driven by positive pricing momentum, good underlying demand, and contributions from acquisitions. Net income of $1.5 billion (Q2 2025: $1.3 billion) was 13% higher than the prior year, driven by strong operating performance and gains on divestitures during the period. Adjusted EBITDA* of $2.6 billion (Q2 2025: $2.5 billion) increased by 7% over the prior year, reflecting disciplined commercial execution, strong performance improvement initiatives and contributions from acquisitions. CRH’s net income margin of 14.0% (Q2 2025: 13.1%) and Adjusted EBITDA margin* of 24.4% (Q2 2025: 24.1%) were both ahead of the prior year.1
Jim Mintern, Chief Executive Officer, stated “We delivered a strong Q2 performance driven by good commercial execution, favorable underlying demand and further contributions from acquisitions. Our unmatched scale, connected portfolio and leading performance supported higher profits and margin expansion against an inflationary cost backdrop. We remain focused on active portfolio management, completing three non-core divestitures, while reallocating capital into higher-growth, connected businesses. Backed by our robust balance sheet and financial capacity, we agreed the $8.5 billion acquisition of Arcosa, which will reinforce our position as the leading aggregates and critical infrastructure player in North America. Notwithstanding current geopolitical and macroeconomic uncertainties, we remain encouraged by the underlying demand across our key markets and are pleased to reaffirm our guidance for 2026 Net income, Adjusted EBITDA* and Diluted EPS, leaving us well positioned to deliver another year of growth and value creation.”

Summary Financials	Q2 2026	YOY Change
Total revenues	$10.8bn	+6%
Net income	$1.5bn	+13%
Net income margin	14.0%	+90bps
Adjusted EBITDA*	$2.6bn	+7%
Adjusted EBITDA margin*	24.4%	+30bps
Diluted Earnings Per Share	$2.21	+14%

1Transaction remains subject to approval of Arcosa’s stockholders, regulatory approvals, and other customary closing conditions.
*Represents a non-GAAP financial measure. See 'Non-GAAP Reconciliation and Supplementary Information' on pages 11 to 12.

Exhibit 99.1
Three months ended June 30, 2026
Americas Materials Solutions' Total revenues were 10% ahead of the second quarter of 2025, driven by positive pricing momentum and contributions from acquisitions. Adjusted EBITDA increased by 12% year-over-year, reflecting disciplined cost management and contributions from acquisitions.
Americas Building Solutions' Total revenues decreased 2% compared to the second quarter of 2025 as the impact of divestitures and subdued residential demand offset strong performance in the energy and data infrastructure markets, supported by higher data center activity. Adjusted EBITDA declined 8% year-over-year, driven by divestitures, subdued residential demand and cost inflation, partly offset by strong demand in our utility infrastructure markets and performance improvement initiatives.
International Solutions' Total revenues were 5% ahead of the second quarter of 2025, as positive pricing momentum, increased activity levels in certain markets and contributions from acquisitions more than offset the impact of divestitures. Adjusted EBITDA was 8% ahead of the prior year quarter, reflecting disciplined commercial execution and operational excellence initiatives more than offsetting higher costs.

Please refer to Appendix 1 on pages 5 to 6 for detailed business segment information for the three months ended June 30, 2026.

Acquisitions and Divestitures
CRH continued its proven track record of allocating capital into high-growth, connected businesses that maximize value for shareholders. In the three months ended June 30, 2026, CRH completed 11 value-accretive acquisitions for a total consideration of $1.1 billion. Americas Materials Solutions completed five acquisitions, Americas Building Solutions completed two acquisitions and International Solutions completed four acquisitions. The largest acquisition, which completed on May 29, 2026, was the acquisition of Axius Water for a total consideration of $0.7 billion. Axius Water is a leading provider of specialized water quality solutions in North America.
On June 22, 2026, the Company announced a definitive agreement to acquire Arcosa, Inc. (‘Arcosa’), a leading U.S. provider of infrastructure-related materials, products and solutions, headquartered in Dallas, Texas, in an all-cash transaction for $150 per share reflecting a total enterprise value of approximately $8.5 billion. Arcosa is highly complementary to CRH, advancing the Company’s connected portfolio strategy. The transaction reinforces CRH’s position as the leader in U.S. aggregates, expands our capabilities in U.S. energy infrastructure, and increases exposure to some of the fastest-growing Metropolitan Statistical Areas in the U.S. The acquisition is expected to close in Q1 2027 subject to approval of Arcosa’s stockholders, regulatory approvals, and other customary closing conditions.
In the three months ended June 30, 2026, CRH also realized proceeds from divestitures and disposals of long-lived assets of $1.7 billion, net of disposal costs and deferred proceeds. These primarily comprised the divestiture of three non-core businesses: CRH's construction accessories operations for $0.7 billion, lawn and garden operations for $1.1 billion, and MoistureShield, a manufacturer of composite decking for $0.1 billion.

Other Financial Items
Depreciation, depletion and amortization charges of $548 million were $20 million higher than the prior year (Q2 2025: $528 million), primarily due to the impact of acquisitions.
Interest income of $22 million was lower than the comparable period (Q2 2025: $30 million), primarily due to lower interest rates and cash on deposit. Interest expense of $220 million was higher than the comparable period (Q2 2025: $200 million), primarily due to an increase in gross debt balances.
Income tax expense of $661 million (Q2 2025: $425 million) was higher than the prior year, mainly due to the impact of divestitures in the period.
Other nonoperating income, net, was $282 million, primarily related to gains on divestitures, compared with an expense of $9 million in Q2 2025.
Diluted Earnings Per Share (EPS) of $2.21 was ahead of the prior year (Q2 2025: $1.94), primarily due to strong operating performance and gains on divestitures.
Balance Sheet and Liquidity
Total short and long-term debt was $17.9 billion at June 30, 2026, compared with $17.7 billion at December 31, 2025.
Net Debt* at June 30, 2026, was $15.4 billion, compared to $14.2 billion at December 31, 2025. The increase in Net Debt* reflects acquisitions, purchases of property, plant and equipment, as well as cash returns to shareholders through share buybacks and dividends, partially offset by inflows from operating activities and proceeds from divestitures. CRH ended Q2 2026 with $3.1 billion of cash and cash equivalents and restricted cash on hand (June 30, 2025: $2.9 billion).
As of June 30, 2026, the Company had $4.5 billion of undrawn committed facilities available for use for general corporate purposes, which were available until May 2030. As of June 30, 2026, the Company had entered into a bridge facility agreement for $5.8 billion, the purpose of which was to finance, in part, the consideration payable in connection with the Arcosa Acquisition, the refinancing of certain of Arcosa’s existing debt and related fees and expenses. CRH remains committed to maintaining its robust balance sheet and expects to maintain a strong investment-grade credit rating.
CRH Q2 2026 Results 2

Exhibit 99.1
Dividends and Share Buybacks
In line with its policy of consistent long-term dividend growth, on July 30, 2026, CRH announced a quarterly dividend of $0.39 per share, representing a 5% increase on the prior year. The dividend will be paid on September 16, 2026, to shareholders registered at the close of business on August 14, 2026.
As part of its share buyback program, in the three months ended June 30, 2026, CRH repurchased approximately 2.5 million Ordinary Shares for a total consideration of $0.3 billion, compared to 3.7 million Ordinary Shares repurchased for a total consideration of $0.3 billion in the three months ended June 30, 2025. On July 28, 2026, the latest tranche of the share buyback program was completed, bringing the year-to-date repurchases to $0.7 billion. As announced on June 22, 2026, in connection with the agreement to acquire Arcosa, CRH has not initiated a new tranche of its share buyback program. CRH will reevaluate its share buyback program at a later date, subject to market conditions, balance sheet strength, capital allocation priorities and other factors.
2026 Full Year Outlook
We are pleased to reaffirm our 2026 Net income, Adjusted EBITDA* and Diluted EPS guidance. We expect favorable underlying demand across our key end-markets, underpinned by significant public investment in infrastructure and continued reindustrialization activity. Within the residential sector we anticipate resilient repair and remodel activity, while the new-build segment is expected to remain subdued. Assuming normal seasonal weather patterns and absent any further major dislocations in the geopolitical or macroeconomic environment, CRH's superior strategy, connected portfolio and leading positions of scale in attractive high-growth markets, together with our strong and flexible balance sheet, are expected to underpin another year of growth and value creation in 2026.

2026 Guidance (i)
(in $ billions, except per share data)	Low	High
Net income (ii)	3.9	4.1
Adjusted EBITDA*	8.1	8.5
Diluted EPS (ii)	$5.60	$6.05
Capital expenditure (iii)	2.7	2.9

(i) The 2026 guidance does not assume any significant one-off or non-recurring items, including the impact of further potential changes to global trade policies, impairments or other unforeseen events.
(ii) 2026 Net income and Diluted EPS are based on approximately $0.7 billion of interest expense, net, an effective tax rate of approximately 26% and a year-to-date average of approximately 674 million diluted Common Shares outstanding.
(iii) 2026 capital expenditure guidance is being updated from the previous range of $2.8 billion to $3.0 billion to a new range of $2.7 billion to $2.9 billion to reflect project timing and lower maintenance spend.
Q2 2026 Conference Call
CRH will host a conference call and webcast presentation at 8:00 a.m. (EDT) on Thursday, July 30, 2026, to discuss its Q2 2026 results and outlook. Registration details are available on www.crh.com/investors. Upon registration, a link to join the call and dial-in details will be made available. The accompanying investor presentation will be available on the investor section of the CRH website in advance of the conference call, and a recording of the conference call will be made available afterwards.
About CRH
CRH is the leading provider of building materials critical to modernizing infrastructure. With our team of 83,000 people across 4,000 locations, our unmatched scale, connected portfolio, and deep local relationships make us the partner of choice for transportation, water, and reindustrialization projects, shaping communities for a better tomorrow. CRH (NYSE: CRH) is a member of the S&P 500 Index. For more information, visit www.crh.com.
CRH Q2 2026 Results 3

Exhibit 99.1
Appendices

CRH Q2 2026 Results 4

Exhibit 99.1
Appendix 1 - Results Of Operations
Three months ended June 30, 2026
Americas Materials Solutions

		Analysis of Change
in $ millions	Q2 2025	Currency	Acquisitions	Divestitures	Organic	Q2 2026	% change
Total revenues	4,509	–	+312	(34)	+170	4,957	+10%
Adjusted EBITDA	1,241	–	+69	+2	+72	1,384	+12%
Adjusted EBITDA margin	27.5%					27.9%
Americas Materials Solutions' Total revenues were 10% ahead of the second quarter of 2025, driven by positive pricing momentum and contributions from acquisitions.
In Essential Materials, Total revenues increased by 20%, reflecting positive pricing momentum in aggregates and contributions from acquisitions, mainly the 2025 acquisition of Eco Material Technologies. Aggregates volumes increased by 2%, while cement volumes declined by 2% impacted by adverse weather in certain markets and subdued residential demand. Aggregates prices increased by 5%, while cement prices were 1% behind the comparable period in 2025 reflecting adverse geographic mix-effects.
In Road Solutions, Total revenues were 6% ahead of the prior year, driven by good underlying demand, disciplined commercial execution and contributions from acquisitions. Asphalt volumes increased by 3%, while pricing increased by 6%. Readymixed concrete volumes were in line with the prior year, while pricing was up 2%. Paving and construction revenues increased by 5%, supported by project execution, backlog conversion, and contributions from acquisitions.
Adjusted EBITDA for Americas Materials Solutions was 12% ahead of the prior year, supported by positive pricing momentum, disciplined cost management and contributions from acquisitions. Adjusted EBITDA margin was 40bps ahead of the second quarter of 2025.

Americas Building Solutions

		Analysis of Change
in $ millions	Q2 2025	Currency	Acquisitions	Divestitures	Organic	Q2 2026	% change
Total revenues	2,159	–	+5	(192)	+145	2,117	(2%)
Adjusted EBITDA	501	–	+20	(37)	(22)	462	(8%)
Adjusted EBITDA margin	23.2%					21.8%
Americas Building Solutions' Total revenues were 2% behind the second quarter of 2025, as strong data center and utility infrastructure demand was offset by the impact of divestitures.
In Building & Infrastructure Solutions, Total revenues were 10% ahead of the second quarter of 2025, driven by strong performance in the energy and data infrastructure markets.
In Outdoor Living Solutions, Total revenues were 7% behind the prior year period, reflecting the impact of divestitures and subdued residential demand.
Americas Building Solutions' Adjusted EBITDA was 8% behind the second quarter of 2025, reflecting the impact of divestitures, cost inflation and subdued residential demand, partly offset by strong demand in our utility infrastructure markets and ongoing performance improvement initiatives. Adjusted EBITDA margin was 140bps behind the second quarter of 2025.

CRH Q2 2026 Results 5

Exhibit 99.1
International Solutions

		Analysis of Change
in $ millions	Q2 2025	Currency	Acquisitions	Divestitures	Organic	Q2 2026	% change
Total revenues	3,538	+89	+226	(203)	+53	3,703	+5%
Adjusted EBITDA	721	+14	+40	(19)	+25	781	+8%
Adjusted EBITDA margin	20.4%					21.1%
International Solutions' Total revenues were 5% ahead of the second quarter of 2025 as positive pricing momentum, increased activity levels in certain markets, and contributions from acquisitions more than offset the impact of divestitures.
In Essential Materials, Total revenues were 15% ahead of the comparable period in 2025. Aggregates and cement volumes were 10% and 6% ahead of the prior year period, respectively, with increased activity in certain markets, further supported by acquisitions. Aggregates and cement pricing were 2% and 4% ahead of the prior year period, respectively.
In Road Solutions, Total revenues were 3% behind the comparable period in 2025, impacted by divestitures. Readymixed concrete volumes were 5% ahead of the prior year period, supported by acquisitions, while pricing was 3% ahead. Asphalt volumes were 7% behind the prior year period as a result of lower activity levels in certain markets, while pricing was 20% ahead, benefiting from geographic mix-effects.
Within Building & Infrastructure Solutions and Outdoor Living Solutions, Total revenues were 1% behind the comparable period in 2025, reflecting the impact of divestitures.
Adjusted EBITDA in International Solutions was 8% ahead of the second quarter of 2025, benefiting from positive pricing momentum, operational excellence initiatives and contributions from acquisitions which more than offset the impact of divestitures and cost inflation. Adjusted EBITDA margin increased by 70bps.

CRH Q2 2026 Results 6

Exhibit 99.1
Appendix 2 - Financial Statements

The following financial statements are an extract of the Company’s Condensed Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three and six months ended June 30, 2026, and do not present all necessary information for a complete understanding of the Company's financial condition as of June 30, 2026 and its results of operations for the interim periods then ended. The full Condensed Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months ended June 30, 2026, including notes thereto, will be included as a part of the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC).

Condensed Consolidated Statements of Income (Unaudited)
(in $ millions, except share and per share data)

	Three months ended		Six months ended
	June 30		June 30
	2026	2025	2026	2025
Product revenues	8,491	7,919	14,725	13,531
Service revenues	2,286	2,287	3,422	3,431
Total revenues	10,777	10,206	18,147	16,962
Cost of product revenues	(4,429)	(4,083)	(8,680)	(7,909)
Cost of service revenues	(2,054)	(2,097)	(3,128)	(3,190)
Total cost of revenues	(6,483)	(6,180)	(11,808)	(11,099)
Gross profit	4,294	4,026	6,339	5,863
Selling, general and administrative expenses	(2,267)	(2,120)	(4,324)	(3,953)
Gain on disposal of long-lived assets	52	29	74	43
Loss on impairments	–	–	(48)	–
Operating income	2,079	1,935	2,041	1,953
Interest income	22	30	43	67
Interest expense	(220)	(200)	(423)	(381)
Other nonoperating income (expense), net	282	(9)	278	(29)
Income from operations before income tax expense and income from equity method investments	2,163	1,756	1,939	1,610
Income tax expense	(661)	(425)	(606)	(367)
Income (loss) from equity method investments	9	1	(2)	(9)
Net income	1,511	1,332	1,331	1,234

Net (income) attributable to redeemable noncontrolling interests	(10)	(8)	(10)	(8)
Net (income) attributable to noncontrolling interests	(15)	(5)	(11)	(1)
Net income attributable to CRH	1,486	1,319	1,310	1,225

Earnings per share attributable to CRH
Basic	$2.22	$1.95	$1.94	$1.79
Diluted	$2.21	$1.94	$1.93	$1.78

Weighted average common shares outstanding
Basic	667.2	674.8	667.9	675.8
Diluted	668.8	677.7	670.3	679.9

CRH Q2 2026 Results 7

Exhibit 99.1

Condensed Consolidated Balance Sheets (Unaudited)
(in $ millions, except share data)

	June 30	December 31	June 30
	2026	2025	2025
Assets
Current assets:
Cash and cash equivalents	3,025	4,096	2,876
Restricted cash	58	51	–
Accounts receivable, net of allowance for credit losses of $136 million, $137 million, and $151 million as of June 30, 2026, December 31, 2025, and June 30, 2025, respectively	6,777	5,178	6,490
Inventories	5,103	5,251	5,051
Other current assets	789	678	734
Total current assets	15,752	15,254	15,151
Property, plant and equipment, net	24,885	24,937	23,017
Equity method investments	464	502	712
Goodwill	13,150	13,099	11,673
Intangible assets, net	2,037	2,048	1,239
Operating lease right-of-use assets, net	1,285	1,471	1,295
Other noncurrent assets	979	1,018	897
Total assets	58,552	58,329	53,984

Liabilities, redeemable noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	3,535	3,263	3,303
Accrued expenses	2,046	2,196	2,266
Current portion of long-term debt	2,516	1,175	1,171
Operating lease liabilities	258	286	247
Other current liabilities	1,622	1,834	1,697
Total current liabilities	9,977	8,754	8,684
Long-term debt	15,410	16,478	14,642
Deferred income tax liabilities	3,509	3,511	3,202
Noncurrent operating lease liabilities	1,069	1,232	1,096
Other noncurrent liabilities	3,052	2,876	2,730
Total liabilities	33,017	32,851	30,354

Redeemable noncontrolling interests	435	430	389
Shareholders’ equity
Preferred stock, €1.27 par value, nil, 150,000 and 150,000 shares authorized and nil, 50,000 and 50,000 shares issued and outstanding for 5% preferred stock and nil, 872,000 and 872,000 shares authorized, issued and outstanding for 7% 'A' preferred stock, as of June 30, 2026, December 31, 2025, and June 30, 2025, respectively	–	1	1
Common stock, €0.32 par value, 1,250,000,000 shares authorized; 701,490,721, 706,946,142 and 711,792,599 issued and 665,895,636, 668,630,350 and 673,202,797 outstanding, as of June 30, 2026, December 31, 2025, and June 30, 2025, respectively	284	286	288
Treasury stock, at cost (35,595,085, 38,315,792 and 38,589,802 shares as of June 30, 2026, December 31, 2025, and June 30, 2025, respectively)	(1,896)	(2,016)	(2,028)
Additional paid-in capital	285	397	323
Accumulated other comprehensive loss	(376)	(257)	(345)
Retained earnings	25,738	25,593	24,106
Total shareholders’ equity attributable to CRH shareholders	24,035	24,004	22,345
Noncontrolling interests	1,065	1,044	896
Total equity	25,100	25,048	23,241
Total liabilities, redeemable noncontrolling interests and equity	58,552	58,329	53,984

CRH Q2 2026 Results 8

Exhibit 99.1

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Six months ended
	June 30
	2026	2025
Cash Flows from Operating Activities:
Net income	1,331	1,234
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	1,124	1,005
Loss on impairments	48	–
Share-based compensation	73	66
Gain on disposals from businesses and long-lived assets, net	(334)	(12)
Deferred tax expense	31	5
Loss from equity method investments	2	9
Pension and other postretirement benefits net periodic benefit cost	–	12
Non-cash operating lease costs	164	134
Other items, net	6	2
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(1,824)	(1,397)
Inventories	(140)	(107)
Accounts payable	248	(58)
Operating lease liabilities	(167)	(153)
Other assets	(55)	(250)
Other liabilities	23	249
Pension and other postretirement benefits contributions	(21)	(20)
Dividends received from equity method investments	4	–
Net cash provided by operating activities	513	719

Cash Flows from Investing Activities:
Purchases of property, plant and equipment, and intangibles	(1,240)	(1,300)
Acquisitions, net of cash acquired	(1,110)	(648)
Proceeds from divestitures	1,676	37
Proceeds from disposal of long-lived assets	96	65
Distributions received from equity method investments	–	13
Settlements of derivatives	(33)	(33)
Deferred divestiture consideration received	–	38
Other investing activities, net	23	33
Net cash used in investing activities	(588)	(1,795)

CRH Q2 2026 Results 9

Exhibit 99.1
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Six months ended
	June 30
	2026	2025
Cash Flows from Financing Activities:
Proceeds from debt issuances	1,552	4,542
Payments on debt	(1,129)	(3,352)
Settlements of derivatives	(40)	77
Payments of finance lease obligations	(73)	(46)
Deferred and contingent acquisition consideration paid	(18)	(13)
Dividends paid	(521)	(500)
Distributions to noncontrolling and redeemable noncontrolling interests	(23)	(22)
Transactions involving noncontrolling interests	(24)	2
Repurchases of common stock	(607)	(644)
Amounts related to employee share plans	(66)	(56)
Net cash used in financing activities	(949)	(12)

Effect of exchange rate changes on cash and cash equivalents, including restricted cash	(40)	205
Decrease in cash and cash equivalents, including restricted cash	(1,064)	(883)
Cash and cash equivalents and restricted cash at the beginning of period	4,147	3,759
Cash and cash equivalents and restricted cash at the end of period	3,083	2,876

Supplemental cash flow information:
Cash paid for interest (including finance leases)	335	251
Cash paid for income taxes	404	304

Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents presented in the Condensed Consolidated Balance Sheets	3,025	2,876
Restricted cash presented in the Condensed Consolidated Balance Sheets	58	–
Total cash and cash equivalents and restricted cash presented in the Condensed Consolidated Statements of Cash Flows	3,083	2,876

CRH Q2 2026 Results 10

Exhibit 99.1

Appendix 3 - Non-GAAP Reconciliation and Supplementary Information

CRH uses a number of non-GAAP financial measures to monitor financial performance. These measures are referred to throughout the discussion of our reported financial position and operating performance on a continuing operations basis unless otherwise defined and are measures which are regularly reviewed by CRH management. These financial measures may not be uniformly defined by all companies and accordingly may not be directly comparable with similarly titled measures and disclosures by other companies.
Certain information presented is derived from amounts calculated in accordance with U.S. GAAP but is not itself an expressly permitted GAAP measure. The non-GAAP financial measures as summarized below should not be viewed in isolation or as an alternative to the most directly comparable GAAP measure.
Adjusted EBITDA: Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, loss on impairments, gain/loss on divestitures and investments, Income/loss from equity method investments, substantial acquisition-related costs and pension expense/income excluding current service cost component. It is quoted by management in conjunction with other GAAP and non-GAAP financial measures to aid investors in their analysis of the performance of the Company. Adjusted EBITDA by segment is monitored by management in order to allocate resources between segments and to assess performance.
Adjusted EBITDA margin is calculated by expressing Adjusted EBITDA as a percentage of Total revenues.
Reconciliation to its most directly comparable GAAP measure is presented below:

	Three months ended		Six months ended
	June 30		June 30
in $ millions	2026	2025	2026	2025
Net income	1,511	1,332	1,331	1,234
(Income) loss from equity method investments	(9)	(1)	2	9
Income tax expense	661	425	606	367
(Gain) loss on divestitures and investments (i)	(266)	16	(260)	42
Pension income excluding current service cost component (i)	(13)	(5)	(18)	(9)
Other interest, net (i)	(3)	(2)	–	(4)
Interest income	(22)	(30)	(43)	(67)
Interest expense	220	200	423	381
Depreciation, depletion and amortization	548	528	1,124	1,005
Loss on impairments (ii)	–	–	48	–
Adjusted EBITDA	2,627	2,463	3,213	2,958

Total revenues	10,777	10,206	18,147	16,962
Net income margin	14.0%	13.1%	7.3%	7.3%
Adjusted EBITDA margin	24.4%	24.1%	17.7%	17.4%

(i) (Gain) loss on divestitures and investments, pension income excluding current service cost component and other interest, net have been included in Other nonoperating income (expense), net in the Condensed Consolidated Statements of Income.
(ii) For the six months ended June 30, 2026, Loss on impairments totalled $48 million, related to the International Solutions segment.
Reconciliation to the most directly comparable GAAP measure for the mid-point of the 2026 Adjusted EBITDA guidance is presented below:

in $ billions	2026 Mid-Point
Net income	4.0
Income tax expense (i)	1.4
Interest expense, net	0.7
Depreciation, depletion and amortization	2.3
Other (ii)	(0.1)
Adjusted EBITDA	8.3

(i) 2026 income tax expense mid-point guidance has been updated from the previous midpoint of $1.3 billion to $1.4 billion, reflecting the tax impact of recent divestitures.
(ii) Other primarily relates to Other nonoperating (income) expense, net.

CRH Q2 2026 Results 11

Exhibit 99.1
Net Debt: Net Debt is used by management as it gives additional insight into the Company’s current debt position less available cash. Net Debt is provided to enable investors to see the economic effect of gross debt, related hedges and cash and cash equivalents in total. Net Debt comprises short and long-term debt, finance lease liabilities, cash and cash equivalents and current and noncurrent derivative financial instruments (net).
Reconciliation to its most directly comparable GAAP measure is presented below:

	June 30	December 31	June 30
in $ millions	2026	2025	2025
Short and long-term debt	(17,926)	(17,653)	(15,813)
Cash and cash equivalents	3,025	4,096	2,876
Finance lease liabilities	(560)	(534)	(442)
Derivative financial instruments (net)	45	(60)	(27)
Net Debt	(15,416)	(14,151)	(13,406)
Organic Revenue and Organic Adjusted EBITDA: Because of the impact of acquisitions, divestitures, currency exchange translation and other non-recurring items on reported results each reporting period, CRH uses organic revenue and organic Adjusted EBITDA as additional performance indicators to assess performance of pre-existing (also referred to as underlying, like-for-like or ongoing) operations each reporting period.
Organic revenue and organic Adjusted EBITDA are arrived at by excluding the incremental revenue and Adjusted EBITDA contributions from current and prior year acquisitions and divestitures, the impact of exchange translation, and the impact of any one-off items. Changes in organic revenue and organic Adjusted EBITDA are presented as additional measures of revenue and Adjusted EBITDA to provide a greater understanding of the performance of the Company. Organic change % is calculated by expressing the organic movement as a percentage of the prior year (adjusted for currency exchange effects). A reconciliation of the changes in organic revenue and organic Adjusted EBITDA to the changes in Total revenues and Adjusted EBITDA by segment, is presented in Appendix 1.

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Exhibit 99.1
Appendix 4 - Disclaimer/Forward-Looking Statements

In reliance upon the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.
This document contains statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations, business, viability and future performance of CRH and certain of the plans and objectives of CRH. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “anticipates”, “should”, “could”, “would”, “targets”, “aims”, “may”, “continues”, “expects”, “is expected to”, “estimates”, “believes”, “intends” or similar expressions. These forward-looking statements include all matters that are not historical facts or matters of fact at the date of this document.
In particular, the following, among other statements, are all forward-looking in nature: plans and expectations regarding CRH's outlook for 2026, including market dynamics and demand among CRH's platforms; plans and expectations regarding public investment in infrastructure and continued reindustrialization activity; plans and expectations regarding pricing momentum, costs, demand, and trends in residential and non-residential markets and macroeconomic and other market trends and dynamics in key end-markets and other regions where CRH operates; expectations with respect to the impact of further potential changes to global trade policies; plans and expectations regarding acquisitions and divestitures; and statements regarding the consummation (including timing thereof) of the proposed merger (the 'Arcosa Acquisition') between CRH and Arcosa; the anticipated benefits of the Arcosa Acquisition, including expected synergies, accretion and financial impact; CRH’s expected financial performance following the completion of the Arcosa Acquisition; statements regarding the M&A pipeline and other value-accretive opportunities; statements regarding the reallocation of capital; plans and expectations regarding return of cash to shareholders, including the timing, consistency and amount of share buybacks and dividends; expectations regarding CRH's credit rating; and plans and expectations regarding CRH's 2026 full year performance, including net income, Adjusted EBITDA, diluted EPS, capital expenditures, assumed interest expense and assumed effective tax rate.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Company’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. You are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this document. The Company expressly disclaims any obligation or undertaking to publicly update or revise these forward-looking statements other than as required by applicable law.
A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, and which include, but are not limited to: economic and financial conditions, including changes in interest rates, inflation, price volatility and/or labor and materials shortages; demand for infrastructure, residential and non-residential construction and our products in geographic markets in which we operate; increased competition and its impact on prices and market position; increases in energy, labor and/or other raw materials costs; adverse changes to laws and regulations, including in relation to climate change; the impact of unfavorable weather; investor and/or consumer sentiment regarding the importance of sustainable practices and products; availability of public sector funding for infrastructure programs; political uncertainty, including as a result of political and social conditions in the jurisdictions CRH operates in, or adverse political developments, including the ongoing geopolitical conflicts in Ukraine and the Middle East; failure to complete or successfully integrate acquisitions or make timely divestitures; cyber-attacks and exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks, including due to product failures; the occurrence of any event, change or other circumstance that could give rise to the termination of the agreement relating to the Arcosa Acquisition; the failure to obtain the required approval of Arcosa’s stockholders; the failure to satisfy the other conditions to the completion of the Arcosa Acquisition, including the receipt of required regulatory approvals; risks that the Arcosa Acquisition disrupts CRH’s current plans and operations; the ability to recognize the anticipated benefits of the Arcosa Acquisition; the amount of costs, fees, expenses and charges related to the Arcosa Acquisition and the actual terms of the financing obtained in connection with the Arcosa Acquisition; diversion of management’s attention from ongoing business operations and opportunities; potential litigation relating to the Arcosa Acquisition; and the effect of the announcement or pendency of the Arcosa Acquisition on CRH’s and Arcosa’s business relationships, operating results and business generally. Additional factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those expressed by the forward-looking statements in this report including, but not limited to, the risks and uncertainties described herein and in “Risk Factors” in the 2025 Form 10-K and in our other filings with the SEC.
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